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                                                             EXHIBIT 11

                                         STATEMENT REGARDING COMPUTATION OF PER SHARE DATA

                                                                               Year Ended December 31,
                                                                 -----------------------------------------------------
                                                                      2000              1999               1998
                                                                 ---------------   ---------------    ----------------

   NET LOSS BEFORE INCOME TAXES AND
      EXTRAORDINARY  ITEM                                           (4,364,615)       (9,341,540)        (34,862,830)
                                                                 ---------------   ---------------    --------------

   NET LOSS BEFORE EXTRAORDINARY ITEM                               (4,364,615)       (8,872,214)        (34,862,830)
                                                                 ---------------   ---------------    --------------

      NET LOSS                                                   $  (4,364,615)    $  (8,083,293)      $ (34,862,830)

   Per share data:
   Basic and diluted loss per share before extraordinary item    $       (0.38)    $       (0.84)     $        (5.68)
   Basic and diluted loss per share                              $       (0.38)    $       (0.77)     $        (5.68)

   Weighted average number of common shares used
      in basic and diluted loss per share calculations               11,499,214        10,560,947     $   10,560,947


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